Exhibit 99.1

BlueLinx Announces Third Quarter 2022 Results

MARIETTA, GA, November 1, 2022 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, announced today results for the third quarter 2022.

THIRD QUARTER 2022 HIGHLIGHTS
(all comparisons are versus the prior year period)

•Delivered net sales of $1.1 billion, an increase of 9%
•Grew specialty product sales 13% to $724 million, or 68% of total sales, consistent with growth strategy
•Increased gross profit 24% to $189 million and gross margin 210 basis points to 17.9%
•Reported net income of $60 million and increased diluted earnings per share 35% to $6.38
•Grew adjusted EBITDA 27% to $100 million and increased adjusted EBITDA margin 130 basis points to 9.4%
•Generated $143 million of operating cash and $130 million of free cash flow
•Reduced net leverage to 0.7x and increased available liquidity to an all-time high of $576 million
•Completed previously announced $60 million accelerated share repurchase program on September 15, 2022
•Acquired Vandermeer Forest Products on October 3, 2022

“Our third quarter results were highlighted by 9% year-over-year sales growth, 35% diluted EPS growth and 27% adjusted EBITDA growth,” said Dwight Gibson, President and Chief Executive Officer. “Specialty product sales grew 13% year-over-year to $724 million, or 68% of total sales, and gross profit from specialty product sales increased 3% to $151 million, or 80% of total gross profit. We generated $143 million of operating cash, a record level, which further strengthened our balance sheet. And we ended the quarter with net leverage of 0.7x, cash on hand of $229 million and available liquidity at an all-time high of $576 million.”

Gibson continued, “From a capital allocation perspective, we have invested in high-return opportunities aligned to our growth and value creation strategy while maintaining a strong financial position with significant liquidity. Through the first nine months of 2022, we have invested $19 million in capital expenditures and repurchased 9% of our outstanding shares for $66 million. And on October 3, 2022, we acquired Vandermeer Forest Products including its main branch facilities for $67 million. This strategic acquisition provides a platform for growth in the Pacific Northwest, enables us to serve all 50 states and is well-aligned to our specialty products growth strategy. Even after acquiring Vandermeer, our net leverage remained below 1 times and, as of the end of October, we had over $560 million of available liquidity, including cash on hand and our undrawn revolver.

We believe our scale, strategic supplier relationships, key customer relationships and strong balance sheet are advantages that position us to successfully navigate a more challenging macro environment. Operationally we are focused on optimizing productivity, lean inventory management and increasing our specialty products sales mix, while maintaining a disciplined approach to capital allocation,” concluded Gibson.

THIRD QUARTER 2022 FINANCIAL PERFORMANCE
In the third quarter, net sales were $1.1 billion, an increase of $90 million, or 9% year-over-year. Gross profit was $189 million, an increase of $36 million, or 24%, year-over-year, and gross margin was 17.9%, up 210 basis points year-over-year. The increase in sales and gross profit reflects 13% growth in specialty product sales and 2% growth in structural product sales.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, industrial products and specialty lumber and panels, increased $83 million, or 13%, to $724 million in the third quarter. This growth was primarily driven by strategic pricing actions with volume relatively flat year-over-year. Gross profit from specialty product sales was $151 million, an increase of $4 million, or 3%, year-over-year and gross margin was 20.9% compared to 23.0% in the prior year period. The decline in gross margin reflects easing of supply constraints across many specialty product categories, particularly millwork.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, increased $7 million, or 2%, to $336 million in the third quarter and gross profit from sales of structural products increased $32 million, up from $6 million in the prior year period. The increase in structural sales and gross profit was due primarily to an increase in the average composite price of framing lumber year-over-year. Gross margin on structural product sales was 11.3% in the third quarter, up from 1.7% in the prior year period. The improvement in gross margin reflects the benefits of our disciplined approach to managing structural inventory.

Selling, general and administrative (“SG&A”) expenses were $92 million in the third quarter, essentially flat versus the second quarter of 2022 and $16 million, or 20%, higher than the prior year period. The year-over-year increase in SG&A was due primarily to higher delivery costs and increased strategic investments in the Company’s workforce as well as key growth and productivity initiatives.

Net income was $60 million, or $6.38 per diluted share, versus $47 million, or $4.74 per diluted share, in the prior year period. The $6.38 per diluted share included a $0.43 per share benefit as a result of lower shares outstanding due to the Company’s share repurchases in 2022.

Adjusted EBITDA was $100 million, or 9.4% of net sales, as compared to $79 million, or 8.1% of net sales in Q3 2021.

Net cash generated from operating activities was $143 million in the third quarter 2022 compared to $104 million in the prior year period. This was driven by a net benefit from working capital as well as the increase in net income. Free cash flow was $130 million in the third quarter of 2022 compared to $102 million in the prior year period.

Cash capital investments were $12.2 million in the third quarter of 2022, primarily related to investments to upgrade or enhance the Company’s distribution branches and fleet of rolling stock.

FINANCIAL POSITION
As of October 1, 2022, total debt was $573 million, including $300 million of senior secured notes that mature in 2029, $273 million of finance leases and an undrawn revolving credit facility. Cash and cash equivalents were $229 million and net debt was $343 million, resulting in a net leverage ratio of 0.7x on trailing twelve-month adjusted EBITDA of $527 million. At the end of the third quarter 2022, available liquidity was $576 million, including $229 million of cash and cash equivalents and $346 million of availability on the Company’s undrawn revolving credit facility.

SHARE REPURCHASE UPDATE
On May 3, 2022, the Company’s Board of Directors increased its share repurchase authorization to $100 million, up $75 million from the previous authorization. Under this $100 million share repurchase authorization, the Company may repurchase its common stock at any time or from time to time, without prior notice, subject to prevailing market conditions and other considerations.

Through the end of fiscal third quarter of 2022, the Company had repurchased a total of 882,346 shares of its common stock for $66.4 million under the repurchase program, or an average price of $75.28 per share. This includes 801,015 shares of common stock repurchased for $60 million under the Company’s Accelerated Stock Repurchase Agreement, which was entered into on May 3, 2022, and completed on September 15, 2022, as well as 81,331 shares of common stock repurchased for $6.4 million in the open market during the first quarter 2022.

VANDERMEER FOREST PRODUCTS ACQUISITION
As previously announced, on October 3, 2022, the Company acquired Vandermeer Forest Products (“Vandermeer”), a regional wholesale distributor of building products in the Pacific Northwest, for $67 million, of which $3.6 million was for Vandermeer’s Spokane, Washington distribution facility and related real estate. This acquisition was funded with cash on hand and is expected to be immediately accretive to earnings per share. Vandermeer’s trailing twelve-month sales as of the end of September 2022 were approximately $150 million.

FOURTH QUARTER 2022 UPDATE
Excluding contributions from the Vandermeer acquisition, through the first four weeks of the fourth quarter, specialty product gross margin was approximately 20% and volume was down modestly from the third quarter 2022 reflecting historical seasonality and the current macro-economic environment. Structural product sales volumes were consistent with the third quarter 2022 with gross margin in a range of 9% to 10%. The Company will continue to evaluate market pricing for wood-based commodities and adjust accordingly at the end of each period.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on November 2, 2022, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com/events-and-presentations/default.aspx, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13733451

To listen to a replay of the teleconference, which will be available through November 16, 2022:

Domestic Replay: 1-844-512-2921
Passcode: 13733451

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS
Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

Seth Freeman, VP Marketing & Communications
BlueLinx Holdings Inc.
Seth.Freeman@bluelinxco.com

NON-GAAP MEASURES
The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Our Adjusted EBITDA and Adjusted EBITDA Margin are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted EBITDA and Adjusted EBITDA Margin, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business.

We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; our ability to capitalize amid supply chain constraints and wood-based commodity price volatility; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution and productivity; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases; whether or not the Company will continue, and the timing of, any open market repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; variable interest rate risk under certain indebtedness; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in petroleum prices; shareholder activism; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the possibility that we could be the subject of securities class action litigation due to stock price volatility; activities of activist shareholders; indebtedness terms that limit our ability to pay dividends on common stock; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands, except per share data)
Net sales	$1,060,761	$970,842	$3,602,445	$3,304,224
Cost of sales	871,385	817,515	2,920,610	2,719,333
Gross profit	189,376	153,327	681,835	584,891
Gross margin	17.9%	15.8%	18.9%	17.7%
Operating expenses (income):
Selling, general, and administrative	91,678	76,176	274,305	238,746
Depreciation and amortization	6,688	6,884	19,952	21,429
Amortization of deferred gains on real estate	(983)	(984)	(2,951)	(2,951)
Gains from sales of property	—	—	(144)	(1,287)
Other operating expenses	1,267	212	2,731	1,197
Total operating expenses	98,650	82,288	293,893	257,134
Operating income	90,726	71,039	387,942	327,757
Non-operating expenses (income):
Interest expense, net	10,444	8,313	32,992	33,690
Other expense (income), net	(361)	(704)	916	(1,335)
Income before provision for income taxes	80,643	63,430	354,034	295,402
Provision for income taxes	21,134	16,232	89,844	72,886
Net income	$59,509	$47,198	$264,190	$222,516

Basic income per share	$6.44	$4.85	$28.03	$23.23
Diluted income per share	$6.38	$4.74	$27.82	$22.91

Basic weighted-average shares outstanding	9,230	9,721	9,425	9,579
Diluted weighted-average shares outstanding	9,328	9,953	9,497	9,714

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 1, 2022	January 1, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$229,364	$85,203
Accounts receivable, less allowances of $4,365 and $4,024, respectively	360,535	339,637
Inventories, net	535,979	488,458
Other current assets	32,309	31,869
Total current assets	1,158,187	945,167
Property and equipment, at cost	339,914	318,253
Accumulated depreciation	(151,358)	(137,099)
Property and equipment, net	188,556	181,154
Operating lease right-of-use assets	50,311	49,568
Goodwill	47,772	47,772
Intangible assets, net	11,399	13,603
Deferred tax assets	61,224	60,285
Other non-current assets	16,127	19,905
Total assets	$1,533,576	$1,317,454
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$208,197	$180,000
Accrued compensation	18,345	22,363
Taxes payable	6,750	6,138
Finance lease liabilities - short-term	8,732	7,864
Operating lease liabilities - short-term	7,028	5,145
Real estate deferred gains - short-term	3,935	3,934
Other current liabilities	20,191	18,347
Total current liabilities	273,178	243,791
Non-current liabilities:
Long-term debt, net of debt issuance costs of $4,259 and $4,701, respectively	292,094	291,271
Finance lease liabilities - long-term	264,004	266,853
Operating lease liabilities - long-term	43,492	44,526
Real estate deferred gains - long-term	71,353	74,206
Pension benefit obligation	9,216	11,605
Other non-current liabilities	22,542	21,953
Total liabilities	975,879	954,205
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,035,469 and 9,725,760 outstanding on October 1, 2022, and January 1, 2022, respectively	90	97
Additional paid-in capital	197,906	268,085
Accumulated other comprehensive loss	(28,916)	(29,360)
Retained earnings	388,617	124,427
Total stockholders’ equity	557,697	363,249
Total liabilities and stockholders’ equity	$1,533,576	$1,317,454

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands)
Cash flows from operating activities:
Net income	$59,509	$47,198	$264,190	$222,516
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	6,688	6,884	19,952	21,429
Amortization of debt discount and issuance costs	330	528	823	1,560
Adjustments to debt issuance costs associated with term loan	—	—	—	5,791
Gains from sales of property	—	—	(144)	(1,287)
Deferred income tax	1,813	(1,940)	(939)	(7,784)
Amortization of deferred gains from real estate	(983)	(984)	(2,951)	(2,951)
Share-based compensation	2,092	1,608	6,029	5,010
Changes in operating assets and liabilities:
Accounts receivable	62,124	92,243	(20,898)	(51,331)
Inventories	41,669	(10,724)	(47,521)	(94,330)
Accounts payable	(31,318)	(16,714)	28,197	45,223
Taxes payable	(9,850)	(11,453)	612	(1,359)
Other current assets	2,959	(2,548)	(440)	(6,247)
Other assets and liabilities	7,573	160	(874)	(9,381)
Net cash provided by operating activities	142,606	104,258	246,036	126,859

Cash flows from investing activities:
Proceeds from sale of assets, net	117	552	648	2,652
Property and equipment investments	(12,197)	(2,524)	(19,079)	(5,424)
Net cash used in investing activities	(12,080)	(1,972)	(18,431)	(2,772)

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	261,823	—	900,006
Repayments on revolving credit facilities	—	(359,123)	—	(965,142)
Repayments on term loan	—	—	—	(43,204)
Common stock repurchase and retirement	—	—	(66,427)	—
Debt financing costs	—	(1,950)	—	(2,811)
Repurchase of shares to satisfy employee tax withholdings	(3,618)	(3)	(9,788)	(5,135)
Principal payments on finance lease liabilities	(2,496)	(3,026)	(7,229)	(7,697)
Net cash used in financing activities	(6,114)	(102,279)	(83,444)	(123,983)

Net change in cash and cash equivalents	124,412	7	144,161	104
Cash and cash equivalents at beginning of period	104,952	179	85,203	82
Cash and cash equivalents at end of period	$229,364	$186	$229,364	$186

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands)
Net income	$59,509	$47,198	$264,190	$222,516	$337,810	$242,374
Adjustments:
Depreciation and amortization	6,688	6,884	19,952	21,429	26,715	28,546
Interest expense, net	10,444	8,313	32,992	27,899	43,205	38,621
Term loan debt issuance costs(1)	—	—	—	5,791	1,603	5,791
Provision for income taxes	21,134	16,232	89,844	72,886	114,701	72,872
Share-based compensation expense	2,092	1,608	6,029	5,010	7,609	8,087
Amortization of deferred gains on real estate	(983)	(984)	(2,951)	(2,951)	(3,936)	(4,009)
Gain from sales of property(1)	—	—	(144)	(1,287)	(7,284)	(2,607)
Merger and acquisition costs(1)	233	214	233	214	233	320
Restructuring and other(1)(2)	1,034	(391)	4,498	594	5,961	652
Adjusted EBITDA	$100,151	$79,074	$414,643	$352,101	$526,617	$390,647

(1) Reflects non-recurring items of approximately $1.3 million in beneficial items to the current quarterly period and approximately $0.2 million in non-beneficial items to the prior quarterly period. For the current year nine-month period, reflects non-recurring, beneficial items of approximately $4.6 million and the prior year nine-month period reflects $5.3 million of non-recurring, beneficial items. For the trailing twelve months ended, reflects approximately $0.5 million and $4.2 million of non-recurring, beneficial items, in the current and prior period, respectively.

(2) Reflects costs related to our restructuring efforts, such as severance, and other one-time non-operating items.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands)
Net sales	$1,060,761	$970,842	$3,602,445	$3,304,224
Adjusted EBITDA	100,151	79,074	414,643	352,101
Adjusted EBITDA margin	9.4%	8.1%	11.5%	10.7%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands)
Net sales by product category
Specialty products	$724,323	$641,024	$2,280,090	$1,878,835
Structural products	336,438	329,818	1,322,355	1,425,389
Total net sales	$1,060,761	$970,842	$3,602,445	$3,304,224

Gross profit by product category
Specialty products	$151,428	$147,693	$515,781	$421,223
Structural products(1)	37,948	5,634	166,054	163,668
Total gross profit	$189,376	$153,327	$681,835	$584,891

Gross margin % by product category
Specialty products	20.9%	23.0%	22.6%	22.4%
Structural products(1)	11.3%	1.7%	12.6%	11.5%
Total gross margin %	17.9%	15.8%	18.9%	17.7%

(1) For additional information about our lower of cost or net realizable value (LC-NRV) adjustments, see our Form 10-Q for the quarterly period ended October 1, 2022.

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Period Ended
	October 1, 2022	October 2, 2021
	(In thousands)
Finance lease liabilities - short term	$8,732	$5,606
Long term debt(1)	300,000	223,149
Finance lease liabilities - long term	264,004	271,314
Total debt	572,736	500,069
Less: available cash	229,364	186
Net Debt	343,372	499,883
Trailing twelve month Adjusted EBITDA	$526,617	$390,647
Net Leverage Ratio	0.7x	1.3x

(1) For the period ended October 1, 2022, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our balance sheet at $292.1 million which is net of their discount of $3.6 million and the combined carrying value of our debt issuance costs of $4.3 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio. For the period ended October 2, 2021, our long-term debt presented in this table is the balance presented on our balance sheet of $219.5 million, which was comprised of the balance of our revolving credit facility, plus the carrying value of our debt issuance costs of $3.6 million.

The following schedule presents free cash flow:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
(In thousands)
Net cash provided by operating activities	$142,606	$104,258	$246,036	$126,859
Less: Property and equipment investments	(12,197)	(2,524)	(19,079)	(5,424)
Free cash flow	$130,409	$101,734	$226,957	$121,435